Exhibit 99.1

Gain Therapeutics Reports Financial Results for Second Quarter 2025 and Provides Corporate Update

Reached full enrolment of Phase 1b study evaluating GT-02287 in Parkinson’s Disease (PD) with or without GBA1 mutations during 2Q 2025, earlier than anticipated

Analysis of functional changes and biomarker activity at 90 days will be available during 4Q 2025

In July 2025 following the close of 2Q 2025, Gain completed an underwritten public offering that resulted in approximately $7.1 million of net proceeds

BETHESDA, Md., August 12, 2025 — Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a clinical-stage biotechnology company leading the discovery and development of the next generation of allosteric small molecule therapies, today reported financial results for the quarter ended June 30, 2025, and provided a corporate update. Important highlights during the quarter included earlier-than-anticipated completion of target enrollment for the company’s Phase 1b study evaluating lead candidate GT-02287 in Parkinson’s disease with or without a GBA1 mutation. As a result, Gain expects the analysis of participants’ functional changes scored according to the Movement Disorder Society Unified Parkinson’s Disease Rating Scale (MDS-UPDRS) and biomarker activity from cerebrospinal fluid at 90 days to be available during 4Q 2025.

As of June 30, 2025, a total of 16 patients were enrolled in the Phase 1b study. However, enrollment has been kept open to any participants screened prior to July 31 who meet the criteria for the study. Total enrollment of the Phase 1b is not expected to exceed 20 participants. Additionally, the company recently submitted a request to extend the dosing duration of the Phase 1b study beyond the current 90 days allowable in the original protocol; an update on the status of that request is expected in the coming weeks.

“Reaching target enrollment in the Phase 1b study of GT-02287 during 2Q 2025 was an exciting achievement for Gain and we look forward to reporting the analysis of both functional changes and biomarker activity during 4Q 2025, which will go a long way in planning the design of our Phase 2 clinical trial for GT-02287, an effort that has already begun in earnest,” said Gene Mack, President and CEO of Gain. “We are further encouraged by clinicians’ request to extend the screening window for participants by another month and their support to extend the dosing duration for participants in the study who wish to continue beyond the original 90-day dosing duration. We believe extending the dosing duration will also provide additional valuable feedback we can incorporate into our Phase 2 planning.”

Mr. Mack continued, “We are thankful not only to the clinicians but to the patients who have continued to express their desire to join this study or carry on as part of a potential dosing extension. The interest we have seen throughout the entirety of this study underscores the significant unmet need for a disease-modifying therapy for Parkinson’s. We believe we are well-positioned to continue executing on our milestones, all with the goal of potentially shifting the treatment paradigm and delivering a life-changing treatment to those that need it.”

Second Quarter 2025 and Recent Corporate and Clinical Program Highlights

Clinical Program Highlights

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Presented preclinical data supporting the disease-modifying potential of GT-02287 in GBA1 and idiopathic PD models, including rescue of motor deficits, prevention of deficits in complex behaviors and rescue of biomarker changes that persisted even following withdrawal of GT-02287, at AD/PD 2025 in April 2025 in Vienna, Austria.

-	Presented a poster highlighting the design of the Company’s Phase 1b study to evaluate GT-02287 in people with or without a GBA1 mutation at AD/PD 2025 in April 2025 in Vienna, Austria.
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Presented preclinical data demonstrating GT-02287’s broader neuroprotective effect on dopaminergic neurons treated with mitochondrial toxin MPP+, importantly suggesting an action on mitochondrial GCase in addition to its improvement of lysosomal GCase activity, at IAPRD 2025 in May 2025 in New York City, NY.

-	Presented update on GT-02287 clinical program at the GBA1 Meeting 2025 in June 2025 in Montreal, Canada.

Corporate Updates

●	Completed target enrollment in the Phase 1b study for GT-02287 in people with Parkinson’s disease (PD) regardless of GBA1 status. 16 participants have been enrolled as of June 30, 2025, with full enrollment not expected to exceed 20 participants. Analysis of functional changes and biomarker activity from the Phase 1b study is expected to be available during 4Q 2025.
●	Completed an underwritten public offering that resulted in approximately $7.1 million of net proceeds, extending the current cash runway beyond the completion of the Phase 1b study.

Upcoming Anticipated Milestones

●	Analysis of functional changes measured by the Movement Disorder Society Unified Parkinson’s Disease Rating Scale (MDS-UPDRS) and biomarker activity in cerebrospinal fluid and blood samples from participants who completed 90 days of the Phase 1b study evaluating GT-02287 in people with Parkinson’s disease expected 4Q25.
●	Approval from healthcare authorities in Australia to extend the dosing duration for participants in the Phase 1b beyond the 90 days specified under the current protocol.
●	IND submission to FDA expected by year end 2025 facilitating expansion of Phase 2 clinical development for GT-02287 to include clinical sites in the United States.

Q2 2025 Financial Results

Research and Development (R&D) expenses decreased by $1.7 million to $2.8 million for the three months ended June 30, 2025, as compared to $4.4 million for the three months ended June 30, 2024. The decrease in research and development was primarily related to recognition of research grant income, the research and development tax incentive program tax credit, and optimization of our pipeline costs and R&D personnel. The decrease was partially offset by an increase in stock-based compensation.

General and Administrative (G&A) expenses decreased by $1.4 million to $2.3 million for the three months ended June 30, 2025, as compared to $3.7 million for the three months ended June 30, 2024. The decrease in general and administrative expenses for the period was primarily attributable to a decrease in stock-based compensation. The decrease was partially offset by an increase in legal and professional fees relating to general corporate matters.

Net loss for the three months ended June 30, 2025, was $0.19 per share, basic and diluted, compared to $0.42 per share, basic and diluted, for the three months ended June 30, 2024.

Cash and cash equivalent were $6.7 million as of June 30, 2025, compared to $10.4 million as of December 31, 2024.

About GT-02287

Gain Therapeutics’ lead drug candidate, GT-02287, is in clinical development for the treatment of Parkinson’s disease (PD) with or without a GBA1 mutation. The orally administered, brain-penetrant small molecule is an allosteric enzyme modulator that restores the function of the lysosomal enzyme glucocerebrosidase (GCase) which becomes misfolded and impaired due to mutations in the GBA1 gene, the most common genetic abnormality associated with PD, or other age-related stress factors. In preclinical models of PD, GT-02287 restored GCase enzymatic function, reduced ER stress, lysosomal and mitochondrial pathology, aggregated α-synuclein, neuroinflammation and neuronal death, as well as plasma neurofilament light chain (NfL) levels, a biomarker of neurodegeneration. In rodent models of both GBA1-PD and idiopathic PD, GT-02287 was shown to rescue deficits in motor function and gait and prevent the development of deficits in complex behaviors such as nesting.

Compelling preclinical data in models of both GBA1-PD and idiopathic PD, demonstrating a disease-modifying effect after administration of GT-02287, suggest that GT-02287 may have the potential to slow or stop the progression of Parkinson’s disease.

Results from a Phase 1 study of GT-02287 in healthy volunteers demonstrated favorable safety and tolerability, plasma and CNS exposures in the projected therapeutic range, and target engagement with a >50% increase in glucocerebrosidase (GCase) activity among those receiving GT-02287 at clinically relevant doses.

GT-02287 is currently being evaluated in a Phase 1b clinical trial for the treatment of Parkinson’s disease with or without a GBA1 mutation. The primary endpoint of the trial, which is currently enrolling participants across 7 sites in Australia, is to evaluate the safety and tolerability of GT-02287 after 3 months of dosing in people with Parkinson’s disease.

Gain’s lead program in Parkinson’s disease has been awarded funding support early in its development from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse – Swiss Innovation Agency.

About Gain Therapeutics, Inc.
Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate, GT-02287 is currently being evaluated for the treatment of Parkinson’s disease with or without a GBA1 mutation in a Phase 1b clinical trial. GT-02287 has further potential in Gaucher’s disease, dementia with Lewy bodies, and Alzheimer’s disease. Gain has multiple undisclosed preclinical assets targeting lysosomal storage disorders, metabolic diseases, and solid tumors.

Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced Magellan™ platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology.

Forward-Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, statements regarding: the development of the Company’s current or future product candidates including GT-02287; expectations regarding the completion and timing of results from a Phase 1b clinical study for GT-02287; expectations regarding the timing of patient enrollment for a Phase 1b clinical study for GT-02287; the timing of any submissions to the FDA or other regulatory bodies and agencies; and the potential therapeutic and clinical benefits of the Company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the Company’s Form 10-K for the year ended December 31, 2024. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether because of new information, future events or otherwise.

Investors:

Gain Therapeutics, Inc.

Apaar Jammu

Manager, Investor Relations and Public Relations

ajammu@gaintherapeutics.com

LifeSci Advisors LLC

Chuck Padala

Managing Director

chuck@lifesciadvisors.com

Media:

Russo Partners LLC

Nic Johnson and Elio Ambrosio
nic.johnson@russopartnersllc.com
elio.ambrosio@russopartnersllc.com
(760) 846-9256

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30
	2025	2024	2025	2024
Operating expenses:
Research and development	$(2,758,973)	$(4,437,631)	$(5,015,983)	$(6,944,537)
General and administrative	(2,330,553)	(3,745,193)	(4,442,919)	(5,615,987)
Total operating expenses	(5,089,526)	(8,182,824)	(9,458,902)	(12,560,524)

Loss from operations	(5,089,526)	(8,182,824)	(9,458,902)	(12,560,524)

Other income (expense):
Interest income, net	42,568	84,531	82,981	199,834
Foreign exchange (loss) gain, net	(620,924)	(43,576)	(721,510)	224,501
Loss before income tax	(5,667,882)	(8,141,869)	(10,097,431)	(12,136,189)

Income tax	(141,205)	(1,209)	(241,714)	(21,083)

Net loss	$(5,809,087)	$(8,143,078)	$(10,339,145)	$(12,157,272)

Net loss per share:
Net loss per share attributable to common stockholders - basic and diluted	$(0.19)	$(0.42)	$(0.35)	$(0.65)
Weighted average common stock - basic and diluted	30,341,523	19,215,582	29,518,045	18,600,683

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$6,694,136	$10,385,863
Tax credits	317,844	271,079
Prepaid expenses and other current assets	2,294,723	945,536
Total current assets	9,306,703	11,602,478

Noncurrent assets:
Property and equipment, net	96,190	103,619
Internal-use software, net	127,857	134,268
Operating lease right-of-use assets	233,200	219,715
Restricted cash	36,278	31,695
Long-term deposits and other noncurrent assets	33,752	32,109
Total noncurrent assets	527,277	521,406
Total assets	$9,833,980	$12,123,884

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,713,013	$946,259
Operating lease liability - current	136,320	160,913
Other current liabilities	2,198,918	2,441,761
Deferred grant income - current	22,685	252,211
Loans - current	126,108	110,177
Total current liabilities	5,197,044	3,911,321

Noncurrent liabilities:
Defined benefit pension plan	522,676	443,623
Operating lease liability - noncurrent	92,851	53,598
Deferred grant income - noncurrent	—	47,441
Loans - noncurrent	325,359	328,327
Total noncurrent liabilities	940,886	872,989
Total liabilities	$6,137,930	$4,784,310

Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding as of June 30, 2025 and December 31, 2024	$—	$—
Common stock, $0.0001 par value: 100,000,000 shares authorized; 30,771,321 and 27,132,588 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	3,078	2,713
Additional paid-in capital	94,642,942	88,779,318
Accumulated other comprehensive loss	584,083	(247,549)
Accumulated deficit	(81,194,908)	(60,783,717)
Loss of the period	(10,339,145)	(20,411,191)
Total stockholders’ equity	3,696,050	7,339,574
Total liabilities and stockholders’ equity	$9,833,980	$12,123,884